Exhibit 4.20

THE SYMBOL "[Redacted]" DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY

CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

AMENDMENT SIX TO COLLABORATION AGREEMENT

This Amendment Six to Collaboration Agreement (the “Amendment Six”) is made on September 24, 2021 (the “Amendment Effective Date”) by and between ABL Bio, having a business address at 16, Daewangpangyo-ro 712beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, 13488, Republic of Korea (“ABL Bio”) and I-MAB Biopharma Co., Ltd., having its business address at Suite 802, OmniVision Park West Tower, 88 Shangke Road, Pudong New District, Shanghai, China (“I-MAB Biopharma”). For purposes of this Amendment Six, ABL Bio and I-MAB Biopharma are each referred to individually as a “Party” and together the “Parties.”

WHEREAS:

A I-Mab, having its business address at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Cayman, KYl-1205 Cayman Islands (“I-Mab”) and ABL Bio entered into the Collaboration Agreement on July 26, 2018 (the “Original Agreement”) in relation to the development and commercialization of ce1tain BsAbs including PD-L1/4-1BB, PD-L1/TIGIT and PD-L1/B7H3.

B I-Mab, I-MAB Biopharma and ABL Bio entered into an amendment (the “Amendment One”) to the Original Agreement on November 5, 2018 in which all the rights and the obligations under the Original Agreement has been transferred from I-Mab to I-MAB Biopharma.

C I-MAB Biopharma and ABL Bio entered into a second amendment (the “Amendment Two”), a third amendment (the “Amendment Three”), a fourth amendment (the “Amendment Four”) and a fifth amendment (the “Amendment Five”) to the Original Agreement on November 22, 2018, May 24, 2019, December 26, 2019 and June 30, 2020 respectively (the Original Agreement and all the foregoing amendments, collectively, the “Collaboration Agreement”).

D Pursuant to the Collaboration Agreement, Appendix 5, one or more soluble bioassays which measure 4-1BB concentration in human subject blood before and after administration of a drug has been developed or will be developed by CROs including but not limited to [Redacted] under a contract executed by I-MAB Biopharma with respect to the CLDN18.2/4-1BB BsAb or by ABL Bio with respect to the PD-L1/4-1BB BsAb, in each case with costs equally shared between I MAB Biopharma and ABL Bio.

E Because such bioassays have potential applicability for other cancer drugs in addition to the CLDN18.2/4-1BB BsAb and the PD-L1/4-1BB BsAb, each Party desires to permit the other Party to freely use such bioassays, and the data, information and results obtained from use of such bioassays with respect to the PD-L1/4- 1BB BsAb and the CLDN18.2/4-1BB BsAb, in each case for investigational and commercial oncology drugs that are outside the scope of the Collaboration Agreement without obligation to share with the other Party any results of such use, pursuant to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Unless otherwise defined in this Amendment Six, capitalized terms used herein shall have the same meaning ascribed thereto in the Collaboration Agreement. The following defined terms are hereby added to the Collaboration Agreement:

1.1.
“4-1BB Collaboration Bioassay” means any soluble bioassay that measures 4-1BB concentration in human subject blood before and after administration of a drug and that have been developed, is being developed, or will be developed by or on behalf of either Party with respect to a BsAb under the Collaboration Agreement, in each case with costs equally shared between I-MAB Biopharma and ABL Bio.

1.2. “4-1BB Existing/In-Process Bioassay” means one or more 4-1BB Collaboration Bioassays that, as of the Amendment Effective Date, have been developed or is being developed by [Redacted] under a written contract executed by I-MAB Biopharma with respect to the CLDN18.2/4-1BB BsAb or by ABL Bio with respect to the PD-L1/4-1BB BsAb, in each case with costs equally shared between I-MAB Biopharma and ABL Bio.

1.3.
“4-1BB Bioassay BsAb Results” means all data, information and results obtained from use, by or on behalf of either Party or its Affiliates, of 4- 1BB Collaboration Bioassay under the Collaboration Agreement with respect to the PD-L1/4-1BB BsAb and/or the CLDN18.2/4-1BB BsAb.

1.4.
“4-1BB Bioassay Independent Results” means all data, information and results obtained from the independent use, by or on behalf of either Party or its Affiliates, of 4-1BB Collaboration Bioassay with respect to any investigational or commercial pharmaceutical product that is outside the scope of the Collaboration Agreement, including pharmaceutical products of Third Parties.

1.5.
“Collaboration Bioassay IP” means all Know-How that claims, relates to or cover the 4-1BB Collaboration Bioassay or the 4-1BB Bioassay BsAb Results and is initially Controlled by any one of the Parties, whether by assignment from a CRO or as a result of such Party's own inventions, discoveries or development activities. For clarity, the Collaboration Bioassay IP is outside the scope of BsAb Improvements and BsAb Technology Improvements.

2.
Amendment.

2.1. The following new Section 11.2.1 through Section 11.2.5 shall be added to the Collaboration Agreement as follows:

11.2.1 Notwithstanding anything in this Agreement to the contrary, this Section 11.2.1 through Section 11.2.5 shall govern the 4-1BB Bioassay and Collaboration Bioassay IP.

11.2.2 Each Party shall disclose, either directly or by instructing a CRO to disclose, to the other Party all Collaboration Bioassay IP of which such disclosing Party or its CRO becomes aware. To the extent a Party engages a CRO to create, develop or use any 4-1BB Bioassay, such Party shall use commercially reasonable efforts to require such CRO to assign to such Party all intellectual property rights covering or comprising such 4-1BB Bioassay.

11.2.2 As between the Parties, ABL Bio and I-MAB Biopharma shall jointly own all Collaboration Bioassay IP. Each Party shall assign, and hereby assigns, to the other Party an undivided, one-half interest in all such assigning Party's rights in, to and under all Collaboration Bioassay IP. Each Party shall cooperate with the other Party's reasonable requests, and at such other Party's cost, to perfect and record such assignments.

11.2.3 The Parties shall coordinate in good faith on appropriate strategies to protect and, if necessary, enforce the Collaboration Bioassay IP, whether through obtaining and asserting Patent Rights or handling and asserting Collaboration Bioassay IP as proprietary trade secrets. Neither Party shall, without the prior written consent of the other Party, file (or permit its Affiliates to file) any application disclosing, or seeking any Patent Rights covering, the Collaboration Bioassay IP.

11.2.4 Each Party and its Affiliates may, at its own cost and expense, use, practice and license the Collaboration Bioassay IP and the 4-1BB Existing/In-Process Bioassay anywhere in the world for the development of investigational or commercial pharmaceutical products that are outside the scope of the Collaboration Agreement, including for pharmaceutical products of Third Parties. Neither Party is obligated to share with the other Party the 4-1BB Bioassay Independent Results nor any profits generated from such use or practice.

11.2.5 In the event that either Party or any of its Affiliates wishes to (a) commercialize any 4-1BB Bioassay based on the Collaboration Bioassay IP other than a 4-1BB Existing/In-Process Bioassay, including but not limited to a kit that may be commercialized (each such 4-1BB Bioassay other than a 4-1BB Existing/In-Process Bioassay, a "4-1BB New Bioassay Product"), or (b) to license, assign or otherwise transfer its rights under the Collaboration Bioassay IP to any Third Party in any manner that would permit such Third Party to commercialize any 4-1BB New Bioassay Product, then the Parties shall negotiate in good faith for an agreement on the sharing of profits from such 4-1BB New Bioassay Product, and shall submit the key business terms of any proposed agreement to JC for review, discussion and recommendation to each of the Parties. For clarity, the JC shall have no authority to bind either Party to any such proposed agreement. For avoidance of doubt, this Section 11.2.5 does not apply to the 4-1BB Existing/In-Process Bioassay with respect to any investigational or commercial pharmaceutical product that is outside the scope of the Collaboration Agreement, including pharmaceutical products of Third Parties.

3.
Miscellaneous

3.1. Incorporation. This Amendment Six shall become effective on the Amendment Effective Date and shall be incorporated in the Collaboration Agreement by reference. In the event of any conflict or inconsistency among the Original Agreement, Amendment One, Amendment Two, Amendment Three, Amendment Four, Amendment Five and this Amendment Six, this Amendment Six shall prevail. Unless otherwise expressly amended by this Amendment Six, all of other terms and conditions of the Original Agreement, Amendment One, Amendment Two, Amendment Three, Amendment Four and Amendment Five shall remain in full force and effect in its original form.

3.2. The Parties may legally execute this Amendment Six by electronic means, including, by electronic signature or by exchanging electronic copies of the Amendment Six containing the signed signature page. An electronic copy of this Amendment Six shall be deemed an original executed copy of this Amendment Six and shall be sufficient to prove the execution of this Amendment Six.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment Six by their duly authorized officers as of the Amendment Effective Date.

ABL Bio	I-MAB Biopharma Co., Ltd.
Signed by: /s/Sang Hoon Lee	Signed by: /s/ Zang Jingwu Zhang
Name: Sang Hoon Lee	Name: Zang Jingwu Zhang
Title: CEO	Title: Legal Representative